CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm”, and to the use of our reports dated June 19, 2008 on Dreyfus Premier State Municipal Bond Fund (comprising, respectively, the Connecticut Series, Maryland Series, Massachusetts Series, Michigan Series, Minnesota Series, North Carolina Series, Ohio Series, Pennsylvania Series and Virginia Series), which are incorporated by reference in this Registration Statement (Form N-1A No. 33-10238) of Dreyfus Premier State Municipal Bond Fund.

ERNST & YOUNG LLP

New York, New York August 26, 2008